Exhibit 99.1

IDT Corporation Reports Second Quarter Fiscal Year 2023 Results

High Growth, High Margin Businesses Drive Substantial EPS Increase

NEWARK, NJ — March 8, 2023: IDT Corporation (NYSE: IDT), a global provider of fintech, cloud communications, and traditional communications services, today reported results for the second quarter of its fiscal year 2023, the three months ended January 31, 2023.

HIGHLIGHTS

(Throughout this release, unless otherwise noted, results for the second quarter of fiscal year 2023 (2Q23) are compared to the second quarter of fiscal year 2022 (2Q22). All earnings per share (EPS) and other ‘per share’ results are per diluted share.)

●	National Retail Solutions (NRS) increased recurring revenue* 103% to $18.3 million. Active point-of-sale (POS) terminals increased by approximately 1,600 during 2Q23, a record quarterly increase, to approximately 22,400 at the end of the quarter;

●	BOSS Money remittance revenue increased 47% to $17.6 million. Transaction volume increased by 39% to 3.06 million;

●	net2phone subscription revenue* increased 30% to $16.3 million and net2phone achieved positive Adjusted EBITDA for the second consecutive quarter. Seats served increased by approximately 18,000 sequentially to end 2Q23 at approximately 327,000;

●	Consolidated revenue decreased 7% to $314 million while the consolidated direct cost of revenue decreased 14% to $222 million;

●	Consolidated income from operations increased 32% to $18.2 million;

●	Net income attributable to IDT increased to $14.6 million from $7.5 million;

●	Consolidated Adjusted EBITDA increased 25% to $23.4 million; and

●	EPS increased to $0.57 from $0.28. Non-GAAP EPS increased to $0.62 from $0.30.

Adjusted EBITDA and Non-GAAP EPS are Non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures later in this release for an explanation of these terms and their respective reconciliations to the most directly comparable GAAP measure. Please see the final page of this release for the explanation of asterisked key performance metrics.

REMARKS BY SHMUEL JONAS, CEO

“NRS, BOSS Money and net2phone, our three primary high-growth businesses, again performed very well this quarter. Their formula is simple – delivering better value and superior customer experiences. I’m pleased that they continued on their growth trajectories while remaining very focused on improving their bottom lines.

“Each of these businesses grew robustly in the second quarter. In addition to adding a record number of net new terminals this quarter, NRS once again more than doubled its recurring revenue led by a year over year jump in advertising and data revenue. net2phone achieved 30% year over year subscription revenue growth with a 35% increase in our Latin American markets and a 23% increase in US-based revenue. At BOSS Money, transaction volumes through both our retail and direct-to-consumer sales channels increased by 39% year over year, as we continued to leverage the synergies between the two channels.

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“Led by their contributions, IDT delivered significant year over year increases in Adjusted EBITDA, income from operations, and EPS.”

RESULTS BY SEGMENT

NRS

National Retail Solutions (NRS) is an operator of a nationwide point-of-sale (POS) network providing independent retailers with store management software, and with credit, debit, and other electronic payment processing as well as with other ancillary merchant services. NRS’ POS platform provides marketers with digital out-of-home (DOOH) advertising and transaction data.

In 2Q23 and 2Q22, NRS contributed 6.3% and 3.2% of IDT’s consolidated revenue, respectively.

NRS Results

($ in millions. Terminals and accounts at end of period)

	2Q23	1Q23	2Q22	2Q23-2Q22 change %
Terminals and payment processing accounts
Active POS terminals	22,400	20,800	16,500	+35%
Payment processing accounts	12,500	11,300	8,000	+55%

Recurring revenue
Advertising & Data	$9.0	$9.7	$3.9	+130%
Merchant Services and other	$7.4	$6.4	$3.8	+95%
SaaS fees	$1.9	$1.8	$1.3	+47%
Total recurring revenue	$18.3	$17.8	$9.0	+103%
POS terminal sales	$1.5	$1.5	$1.6	(7)%
Total revenue	$19.8	$19.3	$10.6	+87%

Monthly average recurring revenue per terminal*	$283	$296	$190	+49%

Income from operations	$5.4	$5.2	$2.1	+161%
Adjusted EBITDA	$6.0	$5.7	$2.2	+166%

Take-Aways:

●	Sequentially, NRS added approximately 1,600 net active terminals — the largest quarter-over-quarter gain in its history.

●	Despite advertising industry-wide headwinds, Advertising & Data revenue increased 130% year over year, driving a 103% increase in total recurring revenue. Income from operations increased 161% year over year to $5.4 million.

Fintech

The Fintech segment is comprised of BOSS Money - an international money remittance provider, as well as other, significantly smaller financial services offerings.

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In 2Q23 and 2Q22, the Fintech segment contributed 6.5% and 4.3% of IDT’s consolidated revenue, respectively.

Fintech Results

($ in millions. Transactions in thousands)

	2Q23	1Q23	2Q22	2Q23-2Q22 Change %
BOSS Money Transactions	3,061	2,871	2,204	+39%

Fintech Revenue
BOSS Money	$17.6	$17.6	$12.0	+47%
Other	$2.7	$2.3	$2.6	+4%
Total Revenue	$20.3	$19.9	$14.6	+39%

(Loss) Income from operations	$(0.8)	$1.5	$(2.3)	+$1.5
Adjusted EBITDA	$(0.5)	$0.5	$(1.7)	+$1.2

Take-Aways:

●	BOSS Money transaction volumes increased 39% in 2Q23 with strong contributions from both retail and digital channels.

●	BOSS Money average revenue per transaction* increased 5.7% in 2Q23 to $5.77 from $5.46 in 2Q22. The increase was driven by unusually favorable economics on certain high-volume African corridors that dissipated late in the quarter and by the development and introduction of new platform functionalities enabling more flexible and granular pricing strategies.

net2phone

In 2Q23 and 2Q22, the net2phone segment accounted for 5.7% and 4.0% of IDT’s consolidated revenue, respectively.

net2phone Results

($ in millions. Seats in thousands)

	2Q23	1Q23	2Q22	2Q23-2Q22 Change %
Seats	327	309	258	+27%

Revenue
Subscription revenue	$16.3	$15.5	$12.5	+30%
Other revenue	$1.5	$1.4	$1.0	+45%
Total Revenue	$17.8	$17.0	$13.5	+31%

Loss from operations	$(0.6)	$(1.1)	$(2.9)	+$2.3
Adjusted EBITDA	$0.8	$0.3	$(1.9)	+$2.7

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Take-Aways:

●	Total seats as of January 31, 2023 increased by 27% to approximately 327,000 from 258,000 a year earlier, led by growth in net2phone’s Latin American markets.

●	The continued improvements in loss from operations and Adjusted EBITDA reflect multiple factors: the strengthening of unit economics as the business scales and revenue increases; the acquisition of a CCaaS provider in 3Q22 and subsequent increases in higher ARPU, higher margin CCaaS seats; a continued focus on cost control; and, investment in customer acquisition within geographic markets and verticals that yield higher returns on investment.

Traditional Communications

In 2Q23 and 2Q22, the Traditional Communications segment accounted for 81.5% and 88.5% of IDT’s consolidated revenue, respectively.

Traditional Communications Results

($ in millions)

	2Q23	1Q23	2Q22	2Q23-2Q22 Change %
Revenue
IDT Digital Payments	$106.1	$109.0	$116.2	(9)%
BOSS Revolution Calling	$82.8	$86.3	$100.0	(17)%
IDT Global	$58.6	$61.6	$73.1	(20)%
Total Revenue	$256.0	$265.7	$298.3	(14)%

Income from operations	$17.0	$17.3	$19.9	$(2.9)
Adjusted EBITDA	$19.6	$19.7	$22.3	$(2.7)

Take-Aways:

●	The year-over-year decrease in IDT Digital Payments revenue reflects the deterioration of a key corridor that was particularly impactful to sales in the lower margin wholesale and retail channels and so had a limited impact on margin profitability. Revenue in the higher margin direct to consumer channel increased 6% over the same period.

●	BOSS Revolution Calling revenue decreased 17% in 2Q23 to $82.8 million from $100.0 million in 2Q22. IDT Global’s carrier services revenue decreased 20% in 2Q23 to $58.6 million from $73.1 million in 2Q22. These decreases continue to reflect the long-standing industry-wide decline in the paid minute calling markets and are in line with expectations.

●	In February, IDT Digital Payments launched Zendit, a cloud-based, prepaid-as-a-service platform enabling businesses to easily add a curated menu of airtime top-ups and other cross-border prepaid offerings to their apps and websites.

NOTES ON FINANCIAL STATEMENTS

Consolidated results for all periods presented include corporate overhead. Corporate G&A expense in 2Q23 increased to $2.5 million from $2.3 million in 2Q22.

As of January 31, 2023, IDT held $156.8 million in cash, cash equivalents, debt securities, and current equity investments. Current assets totaled $373.5 million and current liabilities totaled $287.9 million. IDT had no outstanding debt at quarter end.

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Net cash provided by operating activities during 2Q23 was $17.4 million compared to $17.5 million during 2Q22. Exclusive of changes in customer deposit balances at our Gibraltar-based bank, net cash provided by operating activities during 2Q23 was $20.3 million compared to $6.3 million during 2Q22.

Capital expenditures increased to $5.4 million in 2Q23 from $4.6 million in 2Q22.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

This release is available for download in the “Investors & Media” section of the IDT Corporation website (https://www.idt.net/investors-and-media) and has been filed on a current report (Form 8-K) with the SEC.

IDT will host an earnings conference call beginning at 5:30 PM Eastern with management’s discussion of results, outlook, and strategy followed by Q&A with investors. To listen to the call and participate in the Q&A, dial 1-888-506-0062 (toll-free from the US) or 1-973-528-0011 (international) and request the IDT Corporation call (participant access code: 151514).

A replay of the conference call will be available approximately three hours after the call concludes through March 22, 2023. To access the call replay, dial 1-877-481-4010 (toll-free from the US) or 1-919-882-2331 (international) and provide this replay number: 47574. The replay will also be accessible via streaming audio at the IDT investor relations website.

ABOUT IDT:

IDT Corporation (NYSE: IDT) is a global provider of fintech, cloud communications, and traditional communications services. We make it easy for families to contact and support each other across international borders. We also enable businesses to transact and communicate with their customers with enhanced intelligence and insight.

Our BOSS Money international remittance, IDT Digital Payments and BOSS Revolution international calling services make sending money, paying for products and services, and speaking with friends and family around the world convenient and reliable. National Retail Solutions’(NRS) point-of-sale retail network enables independent retailers to operate and process transactions more effectively while providing advertisers and consumer marketers with unprecedented reach into underserved consumer markets. net2phone’s communications-as-a-service solutions provide businesses with intelligently integrated cloud communications and collaboration tools across channels and devices. Our IDT Global and IDT Express wholesale offerings enable communications service enterprises to provision and manage international voice and SMS services.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

CONTACT:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

5

IDT CORPORATION
CONSOLIDATED BALANCE SHEETS

	January 31, 2023	July 31, 2022
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$117,811	$98,352
Restricted cash and cash equivalents	89,867	91,210
Debt securities	29,777	22,303
Equity investments	9,213	17,091
Trade accounts receivable, net of allowance for doubtful accounts of $6,255 at January 31, 2023 and $5,882 at July 31, 2022	47,605	64,315
Disbursement prefunding	28,098	21,057
Prepaid expenses	14,611	17,526
Other current assets	36,559	30,773

Total current assets	373,541	362,627
Property, plant, and equipment, net	38,303	36,866
Goodwill	26,547	26,380
Other intangibles, net	8,985	9,609
Equity investments	6,687	7,426
Operating lease right-of-use assets	6,894	7,210
Deferred income tax assets, net	28,913	36,701
Other assets	10,641	10,275

Total assets	$500,511	$497,094

Liabilities and equity
Current liabilities:
Trade accounts payable	$23,229	$29,080
Accrued expenses	110,580	117,109
Deferred revenue	34,998	36,531
Customer deposits	86,899	85,764
Other current liabilities	32,215	36,588

Total current liabilities	287,921	305,072
Operating lease liabilities	4,243	4,606
Other liabilities	4,944	6,588

Total liabilities	297,108	316,266
Commitments and contingencies
Redeemable noncontrolling interest	10,389	10,191
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at January 31, 2023 and July 31, 2022	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 27,782 and 27,725 shares issued and 23,952and 24,112 shares outstanding at January 31, 2023 and July 31, 2022, respectively	278	277
Additional paid-in capital	298,649	296,005
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 3,830 and 3,613 shares of Class B common stock at January 31, 2023 and July 31, 2022, respectively	(106,906)	(101,565)
Accumulated other comprehensive loss	(13,711)	(11,305)
Retained earnings (accumulated deficit)	9,795	(15,830)

Total IDT Corporation stockholders’ equity	188,138	167,615
Noncontrolling interests	4,876	3,022

Total equity	193,014	170,637

Total liabilities and equity	$500,511	$497,094

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IDT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2023	2022	2023	2022
	(in thousands, except per share data)

Revenues	$313,936	$337,058	$635,752	$707,141
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	222,394	257,325	454,031	548,950
Selling, general and administrative (i)	68,153	61,070	134,017	121,177
Depreciation and amortization	5,012	4,378	9,801	8,825
Severance	213	29	312	67

Total costs and expenses	295,772	322,802	598,161	679,019
Other operating gain (expense), net	17	(442)	816	(530)

Income from operations	18,181	13,814	38,407	27,592
Interest income, net	810	119	1,320	132
Other income (expense), net	1,613	(2,949)	(2,229)	(19,165)

Income before income taxes	20,604	10,984	37,498	8,559
Provision for income taxes	(5,295)	(2,734)	(9,634)	(2,648)

Net income	15,309	8,250	27,864	5,911
Net (income) attributable to noncontrolling interests	(686)	(763)	(2,239)	(896)

Net income attributable to IDT Corporation	$14,623	$7,487	$25,625	$5,015

Earnings per share attributable to IDT Corporation common stockholders:
Basic	$0.57	$0.29	$1.00	$0.20

Diluted	$0.57	$0.28	$1.00	$0.19

Weighted-average number of shares used in calculation of earnings per share:
Basic	25,510	25,652	25,556	25,609

Diluted	25,538	26,542	25,577	26,580

(i) Stock-based compensation included in selling, general and administrative expenses	$1,286	$310	$1,858	$595

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IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended January 31,
	2023	2022
	(in thousands)
Operating activities
Net income	$27,864	$5,911
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,801	8,825
Deferred income taxes	7,788	1,683
Provision for doubtful accounts receivable	915	1,289
Net unrealized loss from marketable securities	2,349	16,242
Stock-based compensation	1,858	595
Other	1,359	2,850
Change in assets and liabilities:
Trade accounts receivable	16,298	(8,045)
Disbursement prefunding, prepaid expenses, other current assets, and other assets	(11,492)	(8,551)
Trade accounts payable, accrued expenses, other current liabilities, and other liabilities	(19,344)	(6,313)
Customer deposits at IDT Financial Services Limited (Gibraltar-based bank)	15	(1,862)
Deferred revenue	(1,795)	(960)

Net cash provided by operating activities	35,616	11,664
Investing activities
Capital expenditures	(10,578)	(8,991)
Purchase of convertible preferred stock in equity method investment	—	(1,051)
Payments for acquisitions, net of cash acquired	—	(100)
Purchases of debt securities and equity investments	(28,129)	(10,825)
Proceeds from maturities and sales of debt securities and redemptions of equity investments	27,531	6,068

Net cash used in investing activities	(11,176)	(14,899)
Financing activities
Distributions to noncontrolling interests	(187)	(198)
Proceeds from other liabilities	300	2,301
Repayment of other liabilities.	(2,014)	(1,291)
Proceeds from borrowings under revolving credit facility	2,383	2,488
Repayment of borrowings under revolving credit facility.	(2,383)	(2,488)
Proceeds from sale of redeemable equity in subsidiary	—	10,000
Proceeds from exercise of stock options	172	—
Repurchases of Class B common stock	(5,341)	(8,974)

Net cash (used in) provided by financing activities	(7,070)	1,838
Effect of exchange rate changes on cash, cash equivalents, and restricted cash and cash equivalents	746	(4,967)

Net increase (decrease) in cash, cash equivalents, and restricted cash and cash equivalents	18,116	(6,364)
Cash, cash equivalents, and restricted cash and cash equivalents at beginning of period	189,562	226,916

Cash, cash equivalents, and restricted cash and cash equivalents at end of period	$207,678	$220,552

Supplemental schedule of non-cash financing activities
Stock issued to certain executive officers for bonus payments	$615	$—

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Reconciliation of Non-GAAP Financial Measures for the

Second Quarter Fiscal 2023 and 2022

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed for 2Q23, 1Q23, and 2Q22, Adjusted EBITDA and non-GAAP earnings per diluted share (EPS), both of which are non-GAAP measures.

Generally, a non-GAAP measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of non-GAAP EPS is calculated by dividing non-GAAP net income by the diluted weighted-average shares. IDT’s measure of non-GAAP net income starts with net income attributable to IDT in accordance with GAAP and adds severance expense, stock-based compensation, and other operating expense, and deducts other operating gains. These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2023 and fiscal 2022 periods.

Management believes that IDT’s Adjusted EBITDA and non-GAAP EPS are measures which provide useful information to both management and investors by excluding certain expenses and non-routine gains and losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA and non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT’s historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or capitalized in prior periods. IDT’s Adjusted EBITDA, which is exclusive of depreciation and amortization, is a useful indicator of its current performance.

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Severance expense is excluded from the calculation of Adjusted EBITDA and non-GAAP EPS. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating gain (expense), net, which is a component of income (loss) from operations, is excluded from the calculation of Adjusted EBITDA and non-GAAP EPS. Other operating gain (expense), net primarily includes gains from the write-off of a contingent consideration liabilities, legal fees net of insurance claims related to Straight Path Communications Inc.’s stockholders’ putative class action and derivative complaint, and expense for the indemnification of a net2phone cable telephony customer related to patent infringement claims brought against the customer. From time-to-time, IDT may have gains or incur costs related to non-routine legal and other matters, however, these various items generally do not occur each quarter. IDT believes the gain and losses from these non-routine matters are not components of IDT’s or the relevant segment’s core operating results.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA and non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA and non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA and non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income for IDT on a consolidated basis, and (b) for non-GAAP EPS, diluted earnings per share.

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IDT Corporation

Reconciliation of Net Income to Adjusted EBITDA

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions

	Total IDT Corporation	Traditional Communica-tions	net2phone	NRS	Fintech	Corporate
Three Months Ended January 31, 2023 (2Q23)
Net income attributable to IDT Corporation	$14.6
Adjustments:
Net income attributable to noncontrolling interests	0.7
Net income	15.3
Provision for income taxes	5.3
Income before income taxes	20.6
Interest income, net	(0.8)
Other income, net	(1.6)
Income (loss) from operations	18.2	$17.0	$(0.6)	$5.4	$(0.8)	$(2.8)
Depreciation and amortization	5.0	2.4	1.4	0.6	0.7	-
Severance	0.2	0.2	-	-	-	-
Other operating (gain) expense, net	-	-	-	-	(0.3)	0.3
Adjusted EBITDA	$23.4	$19.6	$0.8	$6.0	$(0.5)	$(2.5)

	Total IDT Corporation	Traditional Communica-tions	net2phone	NRS	Fintech	Corporate
Three Months Ended October 31, 2022 (1Q23)
Net income attributable to IDT Corporation	$11.0
Adjustments:
Net income attributable to noncontrolling interests	1.6
Net income	12.6
Provision for income taxes	4.3
Income before income taxes	16.9
Interest income, net	(0.5)
Other expense, net	3.8
Income (loss) from operations	20.2	$17.3	$(1.1)	$5.2	$1.5	$(2.7)
Depreciation and amortization	4.8	2.3	1.4	0.5	0.6	-
Severance	0.1	0.1	-	-	-	-
Other operating gain, net	(0.8)	-	-	-	(1.6)	0.8
Adjusted EBITDA	$24.3	$19.7	$0.3	$5.7	$0.5	$(1.9)

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IDT Corporation

Reconciliation of Net Income to Adjusted EBITDA

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Traditional Communica-tions	net2phone	NRS	Fintech	Corporate
Three Months Ended January 31, 2022 (2Q22)
Net income attributable to IDT Corporation	$7.5
Adjustments:
Net income attributable to noncontrolling interests	0.8
Net income	8.3
Provision for income taxes	2.7
Income before income taxes	11.0
Interest income, net	(0.1)
Other expense, net	2.9
Income (loss) from operations	13.8	$19.9	$(2.9)	$2.1	$(2.3)	$(3.0)
Depreciation and amortization	4.4	2.4	1.3	0.2	0.5	-
Other operating expense (gain), net	0.4	-	(0.3)	-	-	0.7
Adjusted EBITDA	$18.7	$22.3	$(1.9)	$2.2	$(1.7)	$(2.3)

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IDT Corporation

Reconciliation of Earnings per share to Non-GAAP EPS

(unaudited) in millions, except per share data. Figures may not foot due to rounding to millions.

	2Q23	1Q23	2Q22

Net income attributable to IDT Corporation	$14.6	$11.0	$7.5
Adjustments (add) subtract:
Stock-based compensation	(1.3)	(0.6)	(0.3)
Severance expense	(0.2)	(0.1)	-
Other operating gain (expense), net	-	0.8	(0.4)
Total adjustments	(1.5)	0.1	(0.8)
Income tax effect of total adjustments	(0.4)	-	(0.2)
	1.1	(0.1)	0.6
Non-GAAP net income	$15.7	$10.9	$8.1

Earnings per share:
Basic	$0.57	$0.43	$0.29
Total adjustments	0.05	-	0.02
Non-GAAP - basic	$0.62	$0.43	$0.31

Weighted-average number of shares used in calculation of basic earnings per share	25.5	25.6	25.7

Diluted	$0.57	$0.43	$0.28
Total adjustments	0.05	-	0.02
Non-GAAP - diluted	$0.62	$0.43	$0.30

Weighted-average number of shares used in calculation of diluted earnings per share	25.5	25.6	26.5

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*Explanation of Key Performance Metrics

NRS’ recurring revenue is NRS’ revenue in accordance with GAAP excluding revenue from POS terminal sales.

NRS’ Monthly Average Recurring Revenue per Terminal is a financial metric. Monthly Average Recurring Revenue per Terminal is calculated by dividing NRS’ recurring revenue by the average number of active POS terminals during the period. The average number of active POS terminals is calculated by adding the beginning and ending number of active POS terminals during the period and dividing by two. NRS’ recurring revenue divided by the average number of active POS terminals is divided by three when the period is a fiscal quarter. Monthly Average Recurring Revenue per Terminal is useful for comparisons of NRS’ revenue per customer to prior periods and to competitors and others in the market, as well as for forecasting future revenue from the customer base.

BOSS Money’s Average Revenue per Transaction is also a financial metric. Average Revenue per Transaction is calculated by dividing BOSS Money’s revenue in accordance with GAAP by the number of transactions during the period. Average Revenue per Transaction is useful for comparisons of BOSS Money’s revenue per transaction to prior periods and to competitors and others in the market, as well as for forecasting future revenue based on transaction trends.

net2phone’s subscription revenue is its revenue in accordance with GAAP excluding its equipment revenue and revenue generated by a legacy SIP trunking offering in Brazil. net2phone’s cloud communications offerings are priced on a per-seat basis, with customers paying based on the number of users in their organization. The number of seats served and subscription revenue trends and comparisons between periods are used in the analysis of net2phone’s revenues and direct cost of revenues are strong indications of the top-line growth and performance of the business.

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